Exhibit 23.1

CONSENT OF ORE RESERVES ENGINEERING

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (the “Registration Statement”), or in any amendment to the Registration Statement or to any prospectuses or amendment or supplements thereto, of Rare Element Resources Ltd. (the “Company”) of our mineral resource estimates and other analyses performed by us in our capacity as an independent consultant to the Company for the year ended June 30, 2012, which are set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2012.

ORE RESERVES ENGINEERING

By:	/s/ Alan C. Noble
Alan C. Noble, P.E. Owner and Principal Engineer

Lakewood, Colorado

November 15, 2012